Exhibit 10.32

3318 Lakemont Blvd. Fort Mill, SC 29708 803 396.3000 Tel 800 331.3340 www.muzak.com

MUZAK EMPLOYEE AGREEMENT

Muzak LLC, a Delaware limited liability company, hereinafter referred to as “Company”, and Michael F. Zendan II, hereinafter referred to as “Employee”, hereby enter into the following Agreement:

1. EMPLOYMENT

Effective March 30, 2007 (the “Effective Date”), the Company hereby agrees to continue to employ Employee in the position of Vice President and General Counsel, and Employee hereby accepts continued employment upon the terms and conditions contained herein. Any previous Employment Agreement(s) between the Company and Employee are superseded by this Agreement.

2. COMPENSATION

During the term of employment, Employee shall be entitled to continue to receive that annual base salary being paid to Employee as of March 30, 2007 (as in effect from time to time, the “Base Salary”). Effective December 1, 2007 and each anniversary of such date, the Base Salary shall increase by 5% over the preceding year. The Base Salary will be payable in regular installments in accordance with the general payroll practices of the Company.

In addition to the Base Salary, the CEO of the Company in his sole discretion may award a bonus (as in effect from time to time, the “Bonus”) to Employee following the end of each fiscal year during the Employment Period as the CEO deems appropriate based upon the following considerations: (i) up to 30% of the Base Salary as then in effect in consideration of the Company’s achievement of budgeted goals and (ii) up to 10% of the Base Salary as then in effect in consideration of Employee’s achievement of personal goals; all such goals shall be established by the CEO in advance of each fiscal year. The Bonus, if awarded, for a fiscal year shall be paid in a single payment within thirty (30) days after the audited financial statements for such fiscal year have been reviewed by the Board of Directors. For any fiscal year which Executive is not employed by the Company at the end of the fiscal year, Employee shall not be entitled to receive any Bonus.

Employee will be entitled to also participate in any health insurance plans, vacation plans, retirement savings plans and other similar benefits which the Company makes available generally to other Company executives. The Company will further reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties and which are consistent with the Company’s policies in effect from time to time with respect to professional licenses, travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

3. TERMINATION AT WILL AND SEVERANCE

Employee’s employment may be terminated at will (for any reason or no reason at all). During the term hereof, Employee agrees to comply with all of the Company’s policies and procedures and acknowledges that policies and procedures may periodically change.

3318 Lakemont Blvd. Fort Mill, SC 29708 803 396.3000 Tel 800 331.3340 www.muzak.com

If the Company terminates Employee’s employment for any reason other than cause (cause is defined as (i) a material breach by Employee of any material provision of this Agreement which breach has not been cured within ten (10) days after written notice to Employee, (ii) violation in any material respect of a written directive of the Board of Directors or CEO, or (iii) violation of a material Company policy), the Company shall pay the Employee one (1) year of Base Salary then in effect. Such compensation will be payable in regular and equal installments in accordance with the general payroll practices of the Company.

If the Company terminates Employee’s employment for any reason other than cause, Employee and his family will further be eligible to receive health and dental coverage for such Employee and his family and the Company shall pay all COBRA premiums associated with such coverages for the one (1) year period following such Employee’s termination.

4. NO OTHER SIMILAR EMPLOYMENT

The Employee shall not, during the term of his employment, be interested directly or indirectly in any manner, as a partner, officer, director, significant stockholder (i.e. greater than 5% interest), advisor, employee or in any capacity, in any other business similar to the Company’s business; the Company’s business includes, but is not limited to, the furnishing of products and services involving background and foreground music, audio messaging, music videos, commercial television, digital signage, and drive-thru systems to commercial and industrial establishments. Notwithstanding the foregoing, the Employee may engage in investment activities in related businesses, but may not be an active participant in such businesses.

5. NO OTHER EMPLOYMENT AGREEMENTS

Employee warrants that he is not a party to any employment or like agreement or restrictive contract or agreement which limits the scope of his employment as described in this Agreement. Employee agrees to hold the Company harmless from any and all suits and claims arising out of any such employment agreement or restrictive contracts or agreements.

6. NONDISCLOSURE COVENANT

The Employee shall not, at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever trade secrets of the Company including but not limited to any information relating to the manner of Company’s operations, its plans, clients, processes, financials, forecasts, cost and pricing strategies, or other data. The parties hereby stipulate as among them, all such matters relating to the Company are important, material, confidential and gravely affect the effective and successful conduct of the business of the Company and the Company’s goodwill, and that any breach of the terms of this Section 6 shall be a material breach of this Agreement. Employee also agrees that he shall, upon termination of his employment for any reason whatsoever, deliver to his supervisor any and all tangible embodiments of such trade secrets including lists of names or other client or account data, contracts, proposals, studies, records, engineering or economic data, forms, notes and any other articles or papers which have come into his possession by reason of his employment

3318 Lakemont Blvd. Fort Mill, SC 29708 803 396.3000 Tel 800 331.3340 www.muzak.com or which he holds for the Company, irrespective of whether or not any of said items were prepared by him, and he shall not retain memoranda or copies of any such items. Employee acknowledges that in addition to the nondisclosure provisions contained in this Agreement, the Company’s trade secrets and confidential information also are protected from use or disclosure by the Delaware Uniform Trade Secrets Act, DEL. CODE ANN. tit. 6, § 2001et seq. (2005).

7. NON-SOLICITATION COVENANT

In recognition of the uniqueness of the services which the Company provides, as well as the confidential information and trade secrets which will be disclosed to the Employee during the course of his employment with the Company, and in consideration of his employment by the Company, the Employee hereby agrees that he will not directly or indirectly during a period of two (2) years from the last date on which the Employee is employed by the Company (i) solicit or seek to solicit or induce or attempt to induce any employee or full-time independent contractor of the Company to leave the employ of, or contracting relationship with, the Company, (ii) solicit or seek to solicit or induce or attempt to induce any client, supplier or other business relation of the Company to cease doing business with the Company, or (iii) solicit or seek to solicit or induce or attempt to induce any client, supplier or other business relation of the Company to enter into a commercial relationship to the detriment of the Company.

8. REMEDIES

Employee acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the business in which the Company is engaged and the Employee’s role in that business, are reasonable and necessary to protect the legitimate interests of the Company. Employee understands and agrees that his violation will cause irreparable injury within a short period of time, and that the Company or its affiliates shall be entitled to seek and obtain preliminary, permanent and other injunctive relief against any such actual or threatened violations. Employee further agrees that the Company shall be entitled to recover damages including an equitable accounting of all earnings, profits, and other benefits arising from any such violations by Employee. Such relief shall be in addition to, and in no way in limitation of, any and all other remedies the Company shall have in law or in equity for the enforcement of such covenants and provisions. Employee shall pay any and all reasonable attorneys’ fees and associated costs incurred by the Company in enforcing this Agreement and/or seeking any relief or damages.

9. EFFECT OF WAIVER

The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate as a waiver of any subsequent or other breach by Employee.

10. INVALID PROVISIONS

In the event any provision(s) of this Agreement are held invalid or unenforceable, such holding shall not affect the validity or enforceability of the remaining provisions of this Agreement, and such remaining provisions shall nonetheless be deemed in full force and effect.

3318 Lakemont Blvd. Fort Mill, SC 29708 803 396.3000 Tel 800 331.3340 www.muzak.com

11. SUCCESSORS AND ASSIGNS

This Agreement is fully assignable by the Company and will inure to the benefit of and be enforceable by the Company’s successors and assigns.

12. CHOICE OF LAW AND FORUM

The laws of the state of Delaware (without giving effect to its conflict of law principles) govern all matters arising out of or relating to this Agreement, including without limitation, its validity, interpretation, construction, performance, and enforcement.

Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of Delaware or in any Court of Chancery of the State of Delaware.

Each party to this Agreement waives, to the fullest extent permitted by law, (i) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

Each party to this Agreement submits to the nonexclusive jurisdiction of (i) the United States District Court for the District of Delaware and its appellate courts, and (ii) any court of Chancery of the State of Delaware and its appellate courts, for the purpose of all legal actions and proceedings arising out of or relating to this Agreement.

Employee irrevocably consents to the service of process by mailing a copy of the process to Employee via certified mail to the last known address provided by Employee in writing to the Company’s Team Member Services Department.

13. ENTIRE AGREEMENT

This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

EMPLOYEE ATTESTS THAT HE HAS BEEN AFFORDED THE OPPORTUNITY TO CONSIDER THIS AGREEMENT, HAS CAREFULLY READ THIS ENTIRE AGREEMENT, AND HAS BEEN ADVISED BY THE COMPANY TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE AFFIRMS THAT HE IS FULLY COMPETENT TO EXECUTE THIS AGREEMENT AND THAT HE DOES SO VOLUNTARILY. EMPLOYEE FURTHER ATTESTS THAT HE POSSESSES SUFFICIENT EDUCATION AND/OR EXPERIENCE TO FULLY UNDERSTAND THE EXTENT AND IMPACT OF THIS AGREEMENT’S PROVISIONS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
3318 Lakemont Blvd. Fort Mill, SC 29708 803 396.3000 Tel 800 331.3340 www.muzak.com

Employee
Muzak LLC

By

Title
This Agreement shall be duplicated, one copy to be retained by Employee, one copy to be retained in the Employee’s personnel file.
Rev. 03/2007